Exhibit 10.32

Synovus Financial Corp.’s

Annual Base Salaries for Named Executive Officers

Set forth below are the base salaries for persons identified as “named executive officers” of Synovus Financial Corp. (“Synovus”) for the year ended December 31, 2010, as approved by the Compensation Committee of the Board of Directors:

Name	Title	Base Salary
Kessel D. Stelling	President and Chief Executive Officer	$875,000
Richard E. Anthony	Chairman of the Board and Former Chief Executive Officer	928,200
Thomas J. Prescott	EVP and Chief Financial Officer	387,000
Roy Dallis Copeland, Jr.	EVP and Chief Banking Officer	315,000
Samuel F. Hatcher	EVP, General Counsel and Secretary	325,000
Elizabeth R. James	Former Vice Chairman, Chief Information Officer and Chief People Officer	431,000